Filed pursuant to Rule 424(b)(3)

File No. 333-237941

BOW RIVER CAPITAL EVERGREEN FUND

(the “Fund”)

Class I Shares	Class II Shares

September 4, 2026

Supplement to the Prospectus and Statement of Additional Information (“SAI”),

each dated July 29, 2026

At a special shareholder meeting held on August 31, 2026, Fund shareholders of record approved certain changes to the Fund’s management, in advance of the close of a transaction that will result in a change of control of Bow River Advisers, LLC, the Fund’s investment adviser (the “Transaction”).

The Transaction is expected to close on October 1, 2026 (“Closing’), and there are no changes to the Fund’s portfolio management team, the Fund’s investment strategy or the Fund’s investment process.

However, the following changes are effective immediately upon Closing:

1.	The Fund’s name will be Apogem Evergreen Fund.

2.	New York Life Investment Management LLC will serve as the Fund’s investment adviser, pursuant to a new advisory agreement.

3.	Apogem Capital LLC will serve as the Fund’s sub-adviser, pursuant to a new sub-advisory agreement.

4.	NYLIFE Distributors, LLC will serve as the Fund’s distributor, pursuant to a new distribution agreement.

Please retain this Supplement for future reference.

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